UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2012

PC Mall, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25790 (Commission File Number)	95-4518700 (IRS Employer Identification No.)

1940 E. Mariposa Avenue

El Segundo, California  90245

(Address of principal executive offices)(zip code)

(310) 354-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry Into a Material Definitive Agreement.

On February 10, 2012, one of our wholly-owned subsidiaries entered into an agreement with Nautilus Group, Inc. (the “Buyer”) to sell certain real property to the Buyer for a total cash sales price of $17,500,000.  The real property is located in Santa Monica, California and includes approximately 32,500 square feet of land together with a building of approximately 9,750 square feet.  The building is currently being used by our subsidiary as a technology products retail store.  The sale of the property will result in a book gain of approximately $15.9 million.

Until May 13, 2012 the (“Contingency Date”), the Buyer is entitled to terminate the agreement for any reason while it conducts due diligence related to the property.  The agreement also contains other customary closing conditions to the purchase and sale of the real property.

Pursuant to the purchase agreement, the Buyer made a $750,000 refundable deposit into escrow.  In the event the Buyer fails to provide us with written notice that any of the contingencies described in the agreement have not been satisfied by the Contingency Date, the applicable contingencies will be deemed to have been satisfied.  If all of the contingencies are satisfied or are deemed to have been satisfied, a) the Buyer will be required to make a second deposit of $1,000,000 promptly into escrow, b) the entire sum on deposit ($1,750,000) will become non-refundable, and c) the obligation to purchase and sell the property on the terms and conditions provided in the agreement will become final and binding upon our subsidiary and the Buyer with an anticipated closing date for the transaction by June 8, 2012.

Each party has the right under the agreement to structure the transaction as part of a tax deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended.  We expect to effectuate such an exchange through one or more purchases of real property to be used in connection with our company’s business and operations.  We will evaluate potential exchanges and purchases, but would expect that any exchanges/purchases we make would benefit us through direct ownership of facilities that are strategic to our operations, reductions in our lease obligations, or other ancillary benefits.

Under the terms of the agreement, our wholly-owned subsidiary that sells the property will lease the premises back from the Buyer immediately following the closing for an 18-month period for the purpose of continuing to operate the retail store during the lease term.  Under the lease, our subsidiary will be required to pay a monthly base rent of $25,000 as well as the real property taxes and utilities for the property.  There is a $25,000 security deposit that will be due to the landlord under the lease.  During the leaseback period, our subsidiary will evaluate alternative locations to relocate its retail store and we anticipate that at the end of the lease term it will either lease or purchase another property to continue its retail operations.  There can be no assurances that our subsidiary will be able to find a comparable property, and any alternative property could require incremental capital investment and/or increased rent, which could have an adverse effect on the subsidiary’s financial results.

The foregoing overview of the agreement does not contain all of the terms and conditions of the agreement.  For the complete terms and conditions, please refer to Exhibit 10.1 of this Form 8-K which is incorporated into this Item 1.01 by reference.

Item 9.01               Financial Statements and Exhibits.

(d)  Exhibits.

10.1      Agreement of Purchase and Sale and Joint Escrow Instructions dated February 10, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PC MALL, INC.

By:	/s/Brandon H. LaVerne
Name:	Brandon H. LaVerne
Title:	Chief Financial Officer

Dated:  February 16, 2012

EXHIBIT INDEX

Exhibit Number	Description

10.1	Agreement of Purchase and Sale and Joint Escrow Instructions dated February 10, 2012.